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                                                                    EXHIBIT 10.5

                      CONSULTING AND TECHNOLOGY AGREEMENT


                             RICHARD JONATHAN COHEN

                                      and

                             CAMBRIDGE HEART, INC.
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                               TABLE OF CONTENTS

                                                                            PAGE

PREAMBLE

ARTICLES

1    DEFINITIONS

2    CONSULTING DUTIES

3    INTELLECTUAL PROPERTY

4    CASH COMPENSATION, REIMBURSEMENT AND GRANT OF WARRANTS

5    DUE DILIGENCE

6    ROYALTIES

7    REPORTS AND RECORDS

8    PRODUCT LIABILITY

9    NON-USE OF NAMES

10   SUBLICENSES

11   ASSIGNMENT

12   DISPUTE RESOLUTION

13   TERMINATION

14   PAYMENTS, NOTICES AND OTHER
     COMMUNICATIONS
15   MISCELLANEOUS PROVISIONS

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     This Consulting and Technology Agreement ("Agreement") is made and entered
into this              day of February, 1993  (the "Effective Date"), by and
between RICHARD JONATHAN COHEN, a natural person residing at 133 Collins Road, Waban, Massachusetts 02168 (hereinafter referred to as "COHEN"), and CAMBRIDGE HEART, INC., a corporation duly organized under the laws of Delaware and having its principal office at 645 Madison Avenue, 14th Floor, New York, NY 10022 (hereinafter referred to as the "Company").

                                   WITNESSETH

     WHEREAS, COHEN has expertise in each of the TECHNOLOGIES (as defined below) and desires to have the TECHNOLOGIES commercialized and is willing to provide consultation services for this purpose,
     WHEREAS, the Company desires to obtain COHEN's consulting services upon the terms and conditions hereinafter set forth,
     WHEREAS, the Company desires to obtain COHEN's assistance in transferring the TECHNOLOGIES to the Company,
     WHEREAS, the Company and COHEN wish to develop IMPROVEMENTS (as defined below) to the TECHNOLOGIES,
     WHEREAS, the Company has represented to COHEN, to induce COHEN to enter into this Agreement, that the Company shall commit itself to a thorough, vigorous and diligent program of exploiting the TECHNOLOGIES and IMPROVEMENTS so that commercialization shall result therefrom.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                            ARTICLE 1 - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

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     1.1  "the Company" shall include any related company of CAMBRIDGE HEART,
INC. the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by CAMBRIDGE HEART, INC.

     1.2  "TECHNOLOGIES" shall mean TECHNOLOGIES PRIMARILY
          LICENSED FROM THIRD PARTIES and OTHER TECHNOLOGIES:

     (a) "TECHNOLOGIES PRIMARILY LICENSED FROM THIRD PARTIES" shall mean:

          (i)  CARDIAC ELECTRICAL IMAGING,

          (ii) ASSESSMENT OF MYOCARDIAL ELECTRICAL STABILITY,

          (iii)  CARDIOVASCULAR SYSTEM IDENTIFICATION,

          (iv) PACING TECHNOLOGY FOR PREVENTION OF CARDIAC DYSRHYTHMIAS, and

          (v) Other technologies which shall by the mutual written consent of the Company and COHEN be added to this category.

          Technologies (i), (ii), (iii) and (iv) shall fall within the definition to the extent that they fall within (x) the claims of patents or pending applications (whether or not such patents have expired and whether or not any patents issue as the result of such applications), (y) the copyrights (whether or not registered) and copyrightable material or the (z) tangible property licensed to the Company by the Massachusetts Institute of Technology ("MIT") for the development of these technologies.

     (b)  "OTHER TECHNOLOGIES" shall mean:

          (i) the technologies associated with CONTINUOUS CARDIAC OUTPUT MONITORING which are the subject of a license agreement dated the date hereof between COHEN and the Company, and

          (ii) other technologies which shall by the mutual written consent of the Company and COHEN be added to this category.

     1.3 A "PRODUCT" shall mean any product including, but not limited to, instrumentation, devices, software, reagents, and supplies:

     (a) covered in whole or in part by an issued, unexpired patent claim or a pending patent claim, or a copyright (whether or not registered),

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          contained in the TECHNOLOGIES or IMPROVEMENTS in the country in which any PRODUCT is made, used or sold; and/or

     (b) manufactured by using a process which is covered in whole or in part by an issued, unexpired patent claim or pending patent claim, or a copyright (whether or not registered), contained in the TECHNOLOGIES or IMPROVEMENTS in the country in which any PROCESS is used or in which such product or part thereof is used or sold.

     1.4 A "PROCESS" shall mean any process which is covered in whole or in part by an issued, unexpired patent claim or a pending patent claim or a copyright (whether or not registered), contained in the TECHNOLOGIES or IMPROVEMENTS in the country in which such process is used.

     1.5 "NET SALES" shall mean collected billings for PRODUCTS and PROCESSES produced hereunder less the sum of the following:

     (a)  discounts allowed in amounts customary in the trade;

     (b) sales, tariffs, duties and/or use taxes directly imposed and with reference to particular sales;

     (c)  outbound transportation prepaid or allowed; and

     (d)  amounts allowed or credited on returns.

          No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by the Company and on its payroll, or for cost of collections. PRODUCTS and PROCESSES shall be considered "Sold" when paid for.

     1.6  "TERRITORY" shall mean worldwide.

     1.7  "FIELD OF USE" shall mean all.

     1.8 "SUBLICENSEE" shall mean a third party sublicensed by the Company to make, have made, use, lease and/or sell the PRODUCT(S) and PROCESS(ES).

     1.9 "IMPROVEMENTS" shall mean (i) any and all modifications, refinements, and enhancements to the TECHNOLOGIES conceived of or reduced to practice by COHEN under the terms of a consulting or employment contract with the Company and/or (ii) any and all modifications, refinements and enhancements to the TECHNOLOGIES conceived or reduced to practice by the Company during any period which COHEN is a consultant to or employee of the Company. Such IMPROVEMENTS include, but are not limited to,

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     (a)  United States and foreign patent applications,

     (b) United States and foreign patents issued from the applications of (a) above and from divisionals and continuations of these applications,

     (c) COPYRIGHTABLE and TANGIBLE property including computer code, circuit diagrams, etc.,

     (d)  Copyrights resulting from material in (c) above, and

     (e) Other materials including unissued sections of (a), mathematical formulae, drawings, trade secrets, know-how and show-how, etc.

                         ARTICLE 2 - CONSULTING DUTIES

     2.1 For a five-year period (the "Consulting Period") starting on the Effective Date of this Agreement, COHEN will be available to the Company for consultation for a minimum of 36 days per year, but no more than 42 days per year, including travel time; provided, that in the event that COHEN is granted a sabbatical (the "Sabbatical") by his current employer commencing at any time during the first year of the Consulting Period, the minimum and maximum number of days which COHEN shall be available to the Company during the Sabbatical shall be increased by 50 days per year (or a prorated portion thereof if the Sabbatical is for less than one year) to 86 days and 92 days, respectively. Consultation will occur at mutually agreeable times and places. COHEN shall coordinate his consulting activity with the Chief Executive Officer of the Company.

     2.2 During the Consulting Period, COHEN shall consult for the Company in regard to the development and commercialization of the TECHNOLOGIES and IMPROVEMENTS. During the Consulting Period, COHEN agrees not to be employed by or consult for any other commercial organization (a "commercial organization" shall not be construed to include a university, hospital or other non-profit organization (a "Not-For-Profit")) with regard to the development and commercialization of (i) the TECHNOLOGIES or the IMPROVEMENTS or (ii) any

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products or processes which the Company reasonably deems to be competitive with any products or processes which, during the Consulting Period, the Company has commercialized, or planned or sought to commercialize, through the development or exploitation of the TECHNOLOGIES or the IMPROVEMENTS. If the Company shall lose its license needed to develop and commercialize one or more of the TECHNOLOGIES, then, subject to clause (ii) of the preceding sentence, COHEN may be employed by or consult for other commercial organizations regarding the commercialization and development of such TECHNOLOGIES notwithstanding clause
(i) of the preceding sentence.

     2.3 The Company shall have the right, exercisable upon written notice to COHEN no less than sixty (60) days prior to the expiration of the Consulting Period, or within thirty (30) days of the termination of the Consulting Period if the Consulting Period terminates prior to the fifth anniversary of this Agreement, to extend for up to two additional years the period (the "Noncompete Period") during which COHEN is prohibited from competing with Company as specified in Section 2.2 hereof; provided, that the Company makes payments to COHEN monthly, in advance, throughout such Noncompete Period at a rate equal to the monthly retainer which COHEN would have been entitled to receive pursuant to
Section 4.1 hereof (giving effect to the mandatory increases required therein) if the Consulting Period had continued throughout such Noncompete Period.

     2.4 (a) In the event that during the Consulting Period, Cohen desires to seek primary employment with any organization other than a Not-for-Profit, Cohen shall notify the Company in writing and the Company shall have the right (the "Employment Option"), exercisable by written notice to COHEN no later than thirty (30) days from receipt of the aforementioned notice from COHEN, to employ COHEN as a full-time employee of the Company for the unexpired portion of the

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Consulting Period, at a salary determined as set forth below and on other terms and conditions comparable to those generally prevailing between the Company and its senior executive employees; provided, that any employment agreement between the Company and COHEN shall include, without limitation, the following terms:
(i) COHEN's employment duties shall be determined by the Board of Directors of the Company; (ii) during the term of COHEN's employment, the Company and COHEN shall have rights and obligations which are comparable to those set forth in the second sentence of Section 2.2 hereof, and such rights and obligations shall be subject to a two-year extension option on terms comparable to those set forth in
Section 2.3 hereof; provided, that the Company makes payments to COHEN monthly, in advance, throughout such Noncompete Period at a rate equal to the monthly salary which Cohen would have been entitled to receive pursuant to this Section 2.4(a) if the employment term had continued throughout such Noncompete Period; and (iii) COHEN shall be entitled to paid days off to observe all holidays which are required to be observed in accordance with the laws of Orthodox Judaism. COHEN's salary during the term of his employment shall be as follows:

          (x) In the event COHEN delivers a notice to the Company pursuant to this Section 2.4 at anytime during the first twenty-four (24) months of the Consulting Period, COHEN's annual salary shall be 2.25 times the annual consulting fee then being paid to COHEN pursuant to
          Section 4.1 hereof (subject to annual increases as provided in such Section 4.1); and

          (y) In the event COHEN delivers a notice to the Company pursuant to this Section 2.4 at anytime after the expiration of the first twenty-four (24) months of

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          the Consulting Period, COHEN's annual salary shall be 2.5 times the annual consulting fee then being paid to COHEN pursuant to Section 4.1 hereof (subject to annual increases as provided in such Section 4.1).

     (b) Notwithstanding the Company's exercise of the Employment Option pursuant to this Section 2.4, the Company may, at its sole option and discretion, deliver a written notice of termination to COHEN at anytime within sixty (60) days following the commencement date of COHEN's full-time employment, and in such case COHEN's employment shall terminate ninety (90) days following the commencement date of COHEN's full-time employment.

     (c) In the event that the Company does not exercise the Employment Option pursuant to this Paragraph 2.4, COHEN shall have the right to enter into a bona fide full-time employment arrangement with a third party and to terminate this Agreement effective upon the commencement date of his employment by such third party upon not less than thirty (30) day's written notice to the Company. In the event that COHEN does not enter into a bona fide full-time employment agreement with a third party pursuant to which COHEN's employment commences within four (4) months of the date of COHEN's notice to the Company pursuant to this Paragraph 2.4, COHEN's obligations to the Company under this Agreement shall continue in full force and effect, and COHEN shall be required to deliver a new notice to the Company pursuant to this Paragraph 2.4 prior to entering into any employment agreement with any organization other than a Not-for-Profit.

     2.5 During the Consulting Period, COHEN shall be the Chairman of the Company's Scientific Advisory Board.

     2.6 COHEN hereby represents and warrants to the Company that the performance by him of his obligations to the Company hereunder will not violate any commitments or undertakings to which COHEN may be bound.

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     2.7  The Consulting Period shall terminate upon COHEN's death or in the event that, due to physical or mental disability, COHEN is unable to perform consulting services hereunder for a period of 180 consecutive days.

                       ARTICLE 3 - INTELLECTUAL PROPERTY

     3.1 Any enhancements, improvements, refinements or modifications to the TECHNOLOGIES or IMPROVEMENTS, and any other inventions, conceived, or reduced to practice, in whole or in part by COHEN in the context of his consulting activity under this Agreement, shall be assigned to the Company.

     3.2 To the extent permissible under the terms of the Company's license agreements with third parties or with COHEN, as the case may be, the Company shall apply for, seek prompt issuance of, and maintain appropriate IMPROVEMENTS patents and copyrights in the United States and appropriate foreign countries. All such patents and copyrights shall be applied for in the name of the Company, except as required by the terms of the Company's license agreements with third parties or with COHEN, as the case may be. The prosecution, filing and maintenance of all IMPROVEMENTS copyrights, patents and applications therefor shall be the responsibility of the Company; provided COHEN shall have reasonable opportunities to advise the Company. The Company may request COHEN to assist the Company in preparing and prosecuting patent and copyright applications in this regard, and COHEN agrees to do so. To the extent that COHEN is requested to assist the Company in preparing and prosecuting patent and copyright applications during the Consulting Period, such assistance shall be part of COHEN's consulting duties, and COHEN shall not be separately compensated therefor. In addition, in the event that the Company exercises its option pursuant to Paragraph 2.2 hereof to extend the Noncompete Period beyond the expiration or termination of the Consulting Period, the Company shall be entitled to COHEN's assistance, without charge, in the preparation and

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prosecution of IMPROVEMENTS patent and copyright applications up to an average of not more than two days per month during such extended Noncompete Period. Except as set forth herein, or in any employment agreement which may hereafter be entered into between COHEN and the Company, COHEN shall be entitled to receive reasonable consulting fees for his time spent assisting the Company in preparing and prosecuting IMPROVEMENTS patent and copyright applications hereunder.

     3.3 Payment of all fees and costs relating to the filing, prosecution, and maintenance of IMPROVEMENTS patents and copyrights shall be the responsibility of the Company.

     3.4 The Company is aware that COHEN is a university professor currently employed by the Massachusetts Institute of Technology ("MIT") conducting research in the fields of the TECHNOLOGIES, and that COHEN is obligated to assist MIT in protecting inventions and copyrightable material developed by him or in his laboratory at MIT, and to assist MIT in transferring such inventions and copyrightable materials to third parties. In the event that it is unclear whether a particular invention or copyrightable material in the nature of an improvement to the TECHNOLOGIES is developed by COHEN in the context of his consulting activity at the Company or in the context of his activities as an employee of MIT or any other Not-for-Profit at which COHEN may be employed during the Consulting Period, the Company will approach the Not-for-Profit in good faith to negotiate a reasonable resolution.

     3.5 COHEN agrees not to reveal (except in discharge of a legal duty to do so) confidential information and trade secrets of the Company relating to the TECHNOLOGIES or any confidential information relating to the business of the Company which is disclosed to him in the context of his consultancy or in

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connection with his rights to receive royalties hereunder. Such confidential information and trade secrets shall not be construed to include information:

          (a)  which is generally available to the public; and/or

          (b) which through no act of COHEN becomes information generally available to the public; and/or

          (c) which corresponds in substance to information furnished to COHEN by any third party having a lawful and unrestricted right to do so; and/or

          (d) which corresponds to information forwarded by the Company to any third party on a non-confidential basis.

       ARTICLE 4 - CASH COMPENSATION; REIMBURSEMENT AND GRANT OF WARRANTS

     4.1 In consideration for his consulting services, the Company shall pay COHEN a retainer of Seven-thousand-five-hundred dollars ($7,500) per month during the Consulting Period. The monthly retainer paid to COHEN may be increased from time to time at the discretion of the Board of Directors of the Company based upon corporate performance and COHEN's performance; provided, however, that in no case in any given year shall the annual percentage increase above the previous year's level be less than the sum of three percent (3%) plus the annual percentage increase in the National Consumer Price Index. In the event that COHEN is granted the Sabbatical during the Consulting Period and the number of days which COHEN is available to the Company is increased in accordance with Pagraph 2.1 hereof, the amount of the monthly retainer fee paid to COHEN shall be increased by five thousand ($5,000) per month during the Sabbatical. The Company shall be obligated to pay COHEN the monthly retainer fee whether or not the Company utilizes COHEN's consulting services. During the Consulting Period, the retainer due to COHEN hereunder shall be paid monthly in advance.

     4.2 The Company will pay for all of COHEN's travel and other out-of-pocket expenses incurred in connection with his consulting activity, as well as

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any expenses of a similar nature incurred by Cohen prior to the Effective Date of this Agreement. Upon request the Company will advance COHEN funds to cover anticipated out-of-pocket expenses, and reimburse COHEN within five business days of receipt of COHEN's invoices for his uncovered out-of-pocket expenses.

     4.3 As an inducement to COHEN to enter into this Agreement, the Company hereby agrees that upon the execution and delivery of this Agreement by COHEN, the Company shall issue to COHEN a common stock purchase warrant in the form of
Exhibit I hereto (the "Warrant") entitling COHEN to purchase a number of shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company, to be determined as set forth in the Warrant (not to exceed 133,000 shares) at an initial exercise price per share to be determined as set forth in the Warrant.

                           ARTICLE 5 - DUE DILIGENCE

     5.1 The Company either directly or through its SUBLICENSEEs shall use its reasonable best efforts to bring PRODUCTS or PROCESSES for each of the TECHNOLOGIES to market through an ongoing, thorough, vigorous and diligent program for exploitation of the TECHNOLOGIES and IMPROVEMENTS and to continue vigorous, ongoing, active, diligent marketing of the PRODUCTS or PROCESSES. Such efforts shall include, but shall not be limited to, conducting clinical trials and evaluations necessary to obtain pre-market FDA approval.

     5.2 In addition to the obligations set forth in Paragraph 5.1 hereof, the Company shall adhere to the following milestones:

          (a) The Company shall deliver to COHEN on or before three (3) months after the Effective Date a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the PRODUCTS and PROCESSES corresponding to each of the TECHNOLOGIES and IMPROVEMENTS thereon and shall provide similar reports to COHEN on or before December 31 of each year.

          (b) The Company shall raise a minimum of Three Million Dollars ($3,000,000) in investment capital on or before May 31, 1993.

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     5.3  Unless extended by mutual consent of the parties, the Company's failure to perform in accordance with Paragraphs 5.1 and 5.2 above shall be grounds for COHEN to terminate this Agreement upon written notice to the Company specifying the ground for termination. Any such termination based upon Paragraph 5.1 or Paragraph 5.2(a) hereof shall become effective ninety (90) days after the date of the notice of termination, unless the Company shall have cured any such failure of performance prior to the expiration of such ninety (90) day period, or unless COHEN shall have previously withdrawn in writing his notice of termination. Any such termination based upon Paragraph 5.2(b) hereof shall be effective immediately.

                             ARTICLE 6 - ROYALTIES

     6.1 The Company agrees to pay COHEN royalties on TECHNOLOGIES PRIMARILY LICENSED FROM THIRD PARTIES and IMPROVEMENTS thereon in consideration for COHEN's assistance in the initial transfer to the Company of the TECHNOLOGIES PRIMARILY LICENSED FROM THIRD PARTIES and his assistance in the development of IMPROVEMENTS thereon, in the following manner:

          Running Royalties in an amount equal to One Percent (1%) of the NET SALES related to TECHNOLOGIES PRIMARILY LICENSED FROM THIRD PARTIES and IMPROVEMENTS thereon leased or sold by the Company. If the Company sublicenses, or grants any rights to sublicense, the technology at arms length with an unrelated company in which the Company holds no equity position, or rights to acquire equity, to manufacture, sell and market PRODUCTS and/or PROCESSES related to TECHNOLOGIES PRIMARILY LICENSED FROM THIRD PARTIES and IMPROVEMENTS thereon in an arrangement in which the Company receives only cash compensation and does not issue any equity or rights to acquire equity, then the Royalties due COHEN from the Company shall be Seven Percent (7%) of gross revenue to the Company from the Sublicensee for the sublicensing of the TECHNOLOGIES or

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IMPROVEMENTS. In any other form of sublicense arrangement, the Royalties due
COHEN from the Company shall be determined by mutual agreement of COHEN and the Company pursuant to Paragraph 10.4 hereof. In the event of any assignment, the Royalties or other payments due COHEN shall be determined pursuant to Paragraph
11.3 hereof.

     Notwithstanding the foregoing, Royalties in consideration of payments by third parties to the Company for the granting of any rights to sublicense to the TECHNOLOGIES or IMPROVEMENTS shall be due and payable to COHEN only if the granting of such rights results in the third party entering into a definitive sublicense agreement with respect to the TECHNOLOGIES or IMPROVEMENTS to which such rights were granted.

     6.2 Royalties due COHEN for OTHER TECHNOLOGIES and IMPROVEMENTS thereon shall be governed by the terms of separate agreements between COHEN and the Company in regard to such OTHER TECHNOLOGIES and IMPROVEMENTS thereon.

     6.3 No multiple royalties shall be payable because any PRODUCT or PROCESS, its manufacture, use, lease and/or sale are or shall be covered by more than one agreement between the Company and COHEN. If a PRODUCT or PROCESS is covered by more than one agreement between the Company and COHEN than the largest royalty due under any single agreement shall be applicable.

     6.4 All royalties due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed upon the Company or its sublicensees by any government; the payment of any such taxes or other fees shall be the responsibility of the Company or its sublicensees. Notwithstanding the foregoing, the Company shall not be responsible for the payment of any taxes which are based on COHEN's royalty or consulting income earned under this Agreement, the payment of any such taxes shall be the responsibility of COHEN.

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     6.5  Payment of royalties hereunder shall not be limited by the term of
COHEN's duty to consult hereunder. The Company's obligations to pay royalties hereunder are independent obligations of the Company arising out of the sale of PRODUCTS and PROCESSES by the Company and its sublicensees.

     6.6 Royalty payments shall be paid in United States dollars in Waban, Massachusetts, or at such other place as COHEN may reasonably designate consistent with the laws and regulations controlling any foreign country. Payments shall be made within sixty days after the end of each fiscal quarter of
the Company.   If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     6.7 In the event that the Company and COHEN disagree as to the revenue base for the computation of Royalties due COHEN, the Company and COHEN shall negotiate in good faith to resolve such disagreement.

                        ARTICLE 7 - REPORTS AND RECORDS

     7.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to COHEN hereunder. Said accurate books of account shall be kept at the Company's principal place of business or the principal place of business of the appropriate division of the Company to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three
(3) years following the end of the calendar year to which they pertain, to the inspection of COHEN or his agents for the purpose of verifying the Company's royalty statement or compliance in other respects with this Agreement. COHEN shall pay the cost of any such inspection, unless such inspection lead to the

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discovery of a greater than ten percent (10%) discrepancy in reporting, in which case the Company agrees to pay half the cost of such inspection.

     7.2 Within sixty (60) days after the end of each fiscal quarter of the Company, the Company shall deliver to COHEN true and accurate reports certified as correct by the Company's chief financial officer, giving such particulars of the business conducted by the Company and its SUBLICENSEES during the preceding fiscal quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

     (a) number of PRODUCTS manufactured and sold by the Company and all SUBLICENSEEs;

     (b) total billings for all PRODUCTS sold by the Company and all SUBLICENSEEs;

     (c) accounting for all PROCESSES used or sold by the Company and all SUBLICENSEEs;

     (d) all payments made by SUBLICENSEEs to the Company and names and addresses of all SUBLICENSEEs;

     (e)  deductions applicable as provided in Paragraph 1.5 hereof; and

     (f)  total royalties due.

     7.3 With each such report submitted, the Company shall pay to COHEN the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall so report.

     7.4 On or before the ninetieth (90) day following the close of the Company's fiscal year, the Company shall provide COHEN with the Company's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement certified to by the Company's independent certified public accountants.

     7.5  The royalty payments set forth in this Agreement and amounts due under
Article 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank

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(N.A.) on the due date. The payment of such interest shall not foreclose COHEN from exercising any other rights he may have as a consequence of the lateness of any payment.

                         ARTICLE 8 - PRODUCT LIABILITY

     8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold COHEN, his estate, assigns and heirs, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the PRODUCT(s) and/or PROCESS(es) or arising from any obligation of the Company hereunder.

     8.2 Before delivery of a PRODUCT, the Company shall obtain and carry in full force and effect liability insurance which shall protect the Company and COHEN in regard to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list COHEN as an additional named insured thereunder and shall require thirty (30) days written notice to be given to COHEN prior to any cancellation or material change thereof. The limits of such occurrence shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. The Company shall provide COHEN with Certificates of Insurance evidencing the same.

     8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, COHEN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS

OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY COHEN THAT THE PRACTICE BY THE COMPANY OF THE TECHNOLOGIES OR IMPROVEMENTS SHALL NOT INFRINGE THE TECHNOLOGY OF ANY THIRD PARTY.

                          ARTICLE 9 - NON-USE OF NAMES

     The Company shall not use COHEN's name in any advertising, promotional or sales literature without prior written consent obtained from COHEN, in each case, except that the Company may (i) state that COHEN is a consultant to the Company, (ii) disclose the terms of this Agreement in any financing memorandum prepared for the purpose of raising investment capital for the Company and (iii) comply with disclosure requirements of all applicable laws relating to its business, including United States and state securities laws.

                            ARTICLE 10 - SUBLICENSES

     10.1 The Company shall remain bound by whatever obligations and restrictions may apply in separate agreements between the Company and COHEN and/or the Company and third parties regarding the Company's rights to sublicense one or more of the TECHNOLOGIES and IMPROVEMENTS thereon. This Agreement confers no additional rights to the Company in this regard.

     10.2 The Company agrees that any sublicenses granted by it for the TECHNOLOGIES and IMPROVEMENTS shall provide that the obligations to COHEN under Articles 8, 9 and 14 of this Agreement shall be binding upon the SUBLICENSEE as if it were a party to this Agreement. The Company further agrees to attach copies of these Articles and Article 1 to sublicense agreements. In addition, if the Company grants sublicenses for the TECHNOLOGIES and IMPROVEMENTS, to SUBLICENSEES to make, use and/or sell PRODUCTS or PROCESSES, such sublicenses shall include obligations of the SUBLICENSEE to account for and report all information needed by the Company to comply with the reporting requirements of
Article 7 hereof.

     10.3 The Company agrees to promptly forward to COHEN a copy of any and all sublicense agreements for the TECHNOLOGIES and IMPROVEMENTS.

     10.4 The Company agrees not to sublicense its rights to any of the TECHNOLOGIES or IMPROVEMENTS other than at arms length with unrelated companies in which the Company holds no equity position, or rights to acquire equity, in arrangements in which the Company receives only cash compensation and does not issue any equity or rights to acquire equity, without the prior written consent of COHEN. In connection with obtaining COHEN's consent to any other form of sublicense arrangement, the Company shall enter into a written agreement with COHEN specifying COHEN's rights to receive royalties and/or other consideration as the result of such sublicense arrangement. The parties hereto hereby agree to negotiate in good faith with respect to COHEN's rights to receive royalties and/or other consideration.

                            ARTICLE 11 - ASSIGNMENT

     11.1 The Company may assign this Agreement in its entirety to a party to whom it sells or transfers substantially all of its assets, including the Technologies and Improvements. In any such assignment assignee shall assume all obligations of the Company. The Company agrees to forward promptly to COHEN a copy of any agreement to assign this Agreement.

     11.2 The Company shall be bound by whatever obligations and restrictions may apply in separate agreements between the Company and COHEN and/or between the Company and third parties regarding the Company's rights to assign the rights to one or more of the TECHNOLOGIES and IMPROVEMENTS thereon. This Agreement confers no additional rights to the Company in this regard.

     11.3 Except as set forth in Paragraph 11.1 hereof, the Company agrees not to assign any of its rights to any of the TECHNOLOGIES or IMPROVEMENTS without the prior written consent of COHEN. In connection with obtaining COHEN's consent to any such assignment, the Company shall enter into a written agreement with COHEN specifying COHEN's rights to receive royalties and/or other consideration as the result of such assignment. The parties hereto hereby agree to negotiate in good faith with respect to COHEN's right to receive any such royalty and/or other consideration. The Company further agrees that any assignment of the rights to one or more of the TECHNOLOGIES and IMPROVEMENTS thereon permitted by the terms hereof shall provide that the obligations to COHEN under Articles 5, 7, 8, 9, 10, 11, 12, 13, 14, and 15 shall be binding on assignee(s) as if assignee(s) were a party to this Agreement. The Company further agrees to attach copies of these Articles and Article 1 to assignment agreements. Assignment of rights to one or more of the TECHNOLOGIES and IMPROVEMENTS thereon shall not confer to assignee(s) any consulting obligations by COHEN.

     11.4 The Company agrees to forward promptly to COHEN a copy of any and all assignment agreements for one or more of the TECHNOLOGIES and IMPROVEMENTS thereon.

     11.5 Without limitation of the foregoing, no assignment shall relieve the Company of any duty or obligation which has matured prior to the date of the assignment. Without limitation of the foregoing, the Company shall remain liable under Paragraph 8.1 hereof for products manufactured, leased, and/or sold by the Company and/or the Company's SUBLICENSEES, and shall remain bound by Paragraph
8.2 hereof.

     11.6 COHEN may assign the consulting retainer and royalties and/or other payments he receives under this Agreement but may not assign his obligations hereunder.
                        ARTICLE 12 - DISPUTE RESOLUTION

     12.1 For any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute related to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall schedule a date for a mediation with the Cambridge Dispute Settlement Center or Endispute Inc. in Cambridge, Massachusetts. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes COHEN and the Company each hereby irrevocably consents and submits.

     12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                                 ARTICLE 13 - TERMINATION

          13.1 If the Company shall cease to carry on its business, this Agreement shall terminate upon notice by COHEN.

          13.2 Should the Company fail to make any payment whatsoever due and payable to COHEN hereunder, COHEN shall have the right to terminate this Agreement effective on thirty (30) days' notice, unless the Company shall make all such payments to COHEN within said (30) day period. Upon the expiration of the thirty (30) day period if the Company shall not have made all such payments to COHEN, the rights and privileges granted to the Company hereunder shall automatically terminate unless COHEN shall have previously withdrawn in writing his notice of termination.

          13.3 In addition to the rights of COHEN set forth in Paragraph 5.3 hereof, upon any material breach or default of this Agreement by the Company, other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, COHEN shall have the right to terminate this Agreement and the rights and privileges granted to the Company hereunder effective on ninety (90) days' notice to the Company. Such termination shall become automatically effective unless the Company shall have cured any such material breach or default prior to the expiration of the ninety
(90) day period, or unless COHEN shall have previously withdrawn in writing his notice of termination.

          13.4 The Company may terminate this Agreement for material breach or default by COHEN of his obligations under this Agreement, upon ninety (90) days notice to COHEN. Such termination shall become automatically effective unless COHEN shall have cured any such material breach or default prior to the expiration of the ninety (90) day period. In addition, the Company shall have the right to immediately terminate the Consulting Period "for cause" upon written notice to COHEN in the event that COHEN (a) is convicted of an act of fraud or embezzlement or (b) is convicted of any felony.

          13.5 The Company shall have the right, in its sole discretion, to terminate this Agreement at anytime upon thirty (30) days' written notice to COHEN; provided, that such notice of termination is delivered on or before May 31, 1993. In the event that the Company terminates this Agreement pursuant to this Section 13.5, the Company shall simultaneously relinquish any and all rights to the TECHNOLOGIES and IMPROVEMENTS thereon which the Company has acquired from third parties or from COHEN.

          13.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Upon termination of this Agreement COHEN's obligations to consult for the Company under Article 2 shall cease. Upon termination of this Agreement for any reason the Company remains obligated to pay all CASH COMPENSATION AND REIMBURSEMENTS to COHEN due under Article 4 through the termination date. Termination of this Agreement for any reason shall not affect the Company's obligation to pay ROYALTIES to COHEN under Article 6 as well as the Company's obligations to COHEN under Articles 7, 9, 10, 11, 12, 13, and 15 and Paragraphs 3.2, 3.3, 5.1, 5.2(a), 8.1, 8.2 hereof.
Termination of this Agreement shall not release COHEN from his obligations under Paragraph 3.5 hereof.

            ARTICLE 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

          Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of COHEN:

                    Richard Jonathan Cohen, M.D., Ph.D.
                    133 Collins Road
                    Waban, Massachusetts 02168

     In the case of the Company:

                    Chief Executive Officer
                    CAMBRIDGE HEART, Inc.
                    645 Madison Avenue
                    14th Floor
                    New York, NY 10022


                     ARTICLE 15 - MISCELLANEOUS PROVISIONS

     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     15.5 The Company recognizes that COHEN is a university faculty member currently at MIT. For so long as COHEN is employed in such capacity at MIT or employed by another Not-for-Profit which will permit COHEN to perform his obligations hereunder, COHEN shall be permitted, without limitation or restriction, to continue to teach, conduct research, write grant applications, administer grant funds, assist in protecting and transferring inventions and copyrightable materials developed at MIT or such other Not-For-Profit, deliver lectures, and publish papers. In rendering consulting services to the Company hereunder, COHEN shall be permitted to conduct his activities in such manner as may be necessary for COHEN to fully comply with MIT's "Policies and Procedures:
A Guide for Faculty and Staff" (appended). The Company also recognizes that COHEN is (i) a member of the board of directors, head of the medical advisory board of, and consultant to Vital Heart Systems, Inc., and (ii) a lecturer at various seminars conducted by and/or for commercial organizations as well as Not-for-Profits. Subject to Paragraphs 2.2(i), 2.6 and 3.5 hereof, COHEN shall be permitted to continue to (i) perform services for Vital Heart Systems, Inc. in his current capacities and (ii) lecture at seminars, and COHEN shall not be deemed to be in violation or breach of his obligations under Paragraph 2.2(ii) hereof by virtue of such activities.

     15.6 This Agreement shall inure to the benefit of, and be binding upon, COHEN, the Company, the Company's successors and assigns, and COHEN's successors, assigns and heirs.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.


Agreed to for:

      RICHARD JONATHAN COHEN                  CAMBRIDGE HEART, INC.

By: /s/ R.S. Cohen                   By: /s/ M.R. Krauss
    -----------------------------        -----------------------------
Date: February 8, 1993               Name:
      ---------------------------          ---------------------------

                                    APPENDIX


          POLICIES and PROCEDURES, A Guide for Faculty and Staff Members; Massachusetts Institute of Technology
          March 1990